Exhibit (a)(1)(i)(c)

Letter Regarding Tender Offer Statement

CPG Carlyle Commitments Fund, LLC

If you do not wish to sell any of your Units, no action is required.

July 8, 2020

Dear Investor:

On June 25, 2020, the third calendar quarter offer (the "Offer") by CPG Carlyle Commitments Fund, LLC (the "Fund") to repurchase units of beneficial interest of the Fund ("Units") commenced. The Fund is offering to purchase, on the terms and conditions set forth in the Offer to Purchase and the related Letter of Transmittal included in the tender offer statement filed with the Securities and Exchange Commission on June 25, 2020 (the "Statement"), up to $55,000,000 of Class A Units and Class I Units, in the aggregate, and not up to $46,351,000, as was included in the Statement you received. All of the other terms and conditions of the Offer, as set forth in the Statement you received, remain unchanged.

If you do not wish to sell any of your Units, no action is required. If you have any questions, please feel free to contact the Fund at (212) 317-9200.

Sincerely,

CPG Carlyle Commitments Fund, LLC